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                                  EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT






The Board of Directors
Morton Industrial Group, Inc.



We consent to incorporation by reference in the Registration Statement on Form S-8 of Morton Industrial Group, Inc., relating to Morton Industrial Group, Inc.'s Amended and Restated Executive and Director Stock Option Agreements of our report dated February 4, 1998 related to the consolidated balance sheets of Morton Metalcraft Holding Co. and Subsidiaries, as of December 31, 1997 and June 30, 1997 and 1996 and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the fiscal years in the three-year period ended June 30, 1997.



                                                        Clifton Gunderson L.L.C.





Peoria, Illinois
December 23, 1998